Exhibit 99.1

           PCS EDVENTURES! ANNOUNCES ASSET ACQUISITION
              OF SCHOOL MANAGEMENT SOFTWARE PLATFORM

     Boise, Idaho   September 12, 2006 - PCS Edventures!.com, Inc. (OTCBB:
PCSV-News) today announced that it has completed the asset acquisition of a school management software platform from Education Enterprise Solutions, LLC, a Montana based limited liability company. The platform consists of Java-based client application components and web-based components that cater to the education industry as a student information management system. Its four major components allow for students to locate homework assignments, transcripts, and class schedules; parents to review their children's attendance, reports, class schedules, and transcripts; teachers to simply and quickly enter student data from their desk or at a remote location; and administrators to quickly locate data on students as a group, a class or an individual basis. These components are Master Scheduler, Office, Classroom, and In-Touch.

     PCS is currently utilizing this technology under its STEPS brand and will roll out a fully web-based version in early 2007. PCS will continue to market the technology under the current brand and modify the technology to better fit its clients' needs and deliver it through our ELA online platform.

     Robert Grover, Chief Technology Officer for PCS said, "We are excited about the purchase of this technology. It will allow us to take the current STEPS product and modify it to better meet the needs of our clients. Although there are other school management programs available, we feel that this product is superior in its ability to be at a more aggressive price point, be more user friendly, and most importantly to be utilized on multiple operating systems."

      "STEPS is a very affordable, user-friendly and secure solution for archiving and sharing student information within a school community," said Joeli Streeter, PCS Product Manager.

About PCS Edventures!

     PCS Edventures! is the recognized leader in the design, development, and delivery of products and services rich in technology, imagination, innovation, and creativity that make learning easier, more engaging, and more effective at all levels. Our product lines range from hands-on learning labs in technology-rich subjects like engineering, science, math, robotics, IT, and electronics to administrative tools designed to help schools manage the enormous amounts of data required in day-to-day school administration. PCS programs operate in over 3,000 sites in all 50 states in the United States, as well as in 15 countries. Additional information is at http://www.edventures.com
                                                      _ _ _
Contact Information:

Financial Contact:             Shannon M. Wilson 1.800.429.3110 x 101

Investor Contact:              Anthony A. Maher 1.800.429.3110 X 102

Web Site:               www.edventures.com